Exhibit 2.5

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) is made as of January     , 2011 by and between DMI BioSciences, Inc., a Colorado corporation (“DMI”); and                      (the “Holder”); together with DMI, the “Parties,” and each of the foregoing, a “Party”).

Preliminary Statement

A. Pursuant to three Promissory Notes in the amounts of $300,000, $75,000 and $55,000 (collectively, the “Notes”), respectively, issued by DMI at various times from 1999 and thereafter in favor of the Holder in the aggregate principal amount of $430,000 (the “Principal Amount”), DMI is indebted to the Holder for the Principal Amount and accrued interest and other amounts as set forth in the Notes;

B. Pursuant to an agreement and plan of merger (the “Merger Agreement;” certain terms used herein and not defined herein are used herein as defined in the Merger Agreement), DMI intends to merge with a subsidiary of Ampio Pharmaceuticals, Inc. (“Ampio”), following which DMI will be a wholly-owned subsidiary of Ampio, a public company listed on the OTC Bulletin Board; and

C. The Holder wishes to (i) convert the entire Principal Amount into 500,000 shares of Common Stock, par value $0.0001 per share, of Ampio (the “Conversion Stock”) which will be a portion of the Parent Merger Stock to be issued to DMI by Ampio at the Effective Time of the Merger, and (ii) cancel all accrued and unpaid interest on the Notes, and thereby retire, cancel and fully satisfy DMI’s obligations under the Notes, on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, the Parties agree as follows:

1. Conversion and Cancellation of the Noted. Effective automatically at the Effective Time of the Merger of DMI with and into a subsidiary of Ampio, the Notes shall be canceled, the Principal Amount shall be converted into 500,000 newly issued and outstanding shares of Ampio Common Stock, and all accrued and unpaid interest and any and all other amounts payable under the Notes (other than the Principal Amount) shall be automatically extinguished with no liability on DMI’s part. Upon issuance of the Conversion Stock in the name of the Holder and cancellation of all accrued and unpaid interest and any and all other amounts payable under the Notes, DMI will no longer be indebted to the Holder from and after the Effective Time, and any and all obligations of DMI owing to the Holder shall be fully and completely extinguished.

2. The Closing.

(a) At the Closing, which shall take place at the offices of DMI, the following actions shall take place simultaneously;

(i) The Holder shall deliver the original copies of the Notes to DMI for cancellation; and

(ii) DMI shall deliver to the Holder a certificate for 500,000 shares of Ampio Common Stock registered in the Holder’s name. The Conversion Stock will constitute restricted securities, as further described below.

3. Representations and Warranties of DMI. DMI represents and warrants to the Holder that:

3.1 Authority. DMI has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of DMI. DMI has duly executed and delivered this Agreement and assuming (i) due authorization, execution and delivery of this Agreement by the Holder, and (ii) the fulfillment of the condition that the Merger shall have become effective, this Agreement does and will constitute a legal, valid and binding obligation of DMI, enforceable against DMI in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditors’ rights generally and by general principles of equity.

3.2 Capital Stock. DMI’s shareholders are to receive an aggregate of 8,500,000 shares of Ampio Common Stock, after giving effect to a donation to capital by DMI of 3,500,000 shares of Ampio Common Stock, in the Merger. Based on public filings by Ampio with the Securities and Exchange Commission, Ampio had at August 12, 2010 a total of 17,060,036 shares of Common Stock outstanding. Based on Ampio’s Form 10-Q for the quarter ended June 30, 2010, Ampio had authorized capital stock of 100,000,000 shares of Common Stock, par value $0.0001 per share, and 2,000,000 shares of Preferred Stock, par value $0.0001 per share. Giving effect to the issuance of 8,500,000 shares of Parent Merger Stock and the simultaneous donation to Ampio’s capital of 3,500,000 shares of Ampio Common Stock currently owned by DMI, but without giving effect to the exercise of outstanding Ampio warrants and options, additional bridge financing currently being negotiated by Ampio, and an expected offering of Ampio Common Stock to take place following the Merger, the outstanding capital stock of Ampio will be 22,060,036 shares of Common Stock and no shares of Preferred Stock. Giving effect to the Closing, the 500,000 shares of Conversion Stock will be duly authorized, validly issued, fully paid and non-assessable.

4. Representations and Warranties of the Holder. The Holder represents and warrants to DMI that:

4.1 Authority. The Holder has all the power and requisite authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Holder. The Holder has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by DMI, this Agreement constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditors’ rights generally and by general principles of equity.

4.2 No Prior Transfer. The Holder has not previously transferred any interest in the Notes or incurred any obligation to do so.d

4.3 Investment. The Holder is acquiring the Conversion Stock pursuant to this Agreement solely for investment purposes, for the Holder’s own account and not with a view to resale or distribution. The Holder understands and acknowledges that (i) the Conversion Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, (ii) DMI is under no obligation to register the Conversion Stock and has not secured any agreement of Ampio for Ampio to do so, and (iii) the Conversion Stock cannot be transferred, resold or otherwise disposed of by the Holder without such registration unless DMI and its then-parent, Ampio, receive an opinion of the Holder’s counsel, reasonably acceptable to DMI and its then-parent Ampio, stating that such transfer, resale or other disposition is exempt from such registration requirements, or other evidence satisfactory to DMI and Ampio that demonstrates the applicability of such exemption.

4.4 Investment Qualifications. The Holder understands that a very limited public market exists for the Ampio Common Stock, it is unknown if a public market will continue to exist for Ampio Common Stock, and that the Conversion Stock carries no rights and no preferences which are different from the outstanding Ampio Common Stock. The Holder has such knowledge and experience in financial and business matters and familiarity with DMI and Ampio as to be capable of evaluating the merits and risks of converting the Notes to the Conversion Stock. The Holder has been given the opportunity to ask questions of, and receive answers from, DMI and Ampio concerning the terms and conditions of, and other matters pertaining to, the Merger, the Conversion Stock and the related investment risks, and the Holder has had access to such financial and other information as considered necessary or appropriate to make a decision to convert the Notes to the Conversion Stock, and the Holder has so availed himself of this opportunity to the full extent desired. The Holder is an “accredited investor,” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

4.5 Understanding of Investment Risks. The Holder acknowledges that an investment in the Conversion Stock involves highly speculative risks. The Holder has carefully reviewed such risk factors and considered such factors in relation to his own investment activities and financial position, and has the ability to accept highly speculative risks, which could include the loss of his entire investment.

5. Survival. The representations and warranties in Sections 3 and 4 shall survive the Closing and continue in full force and effect thereafter.

6. Post-Closing Cooperation. From and after the Closing, the Parties shall cooperate with each other and take such actions as may be reasonably requested and are consistent with the provisions of this Agreement to obtain for the requesting Party the benefits of the transactions contemplated hereby.

7. Restrictive Legend. The certificate for the shares of Conversion Stock issued pursuant to this Agreement shall bear substantially the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (I) REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND AN OPINION OF COUNSEL TO THAT EFFECT, IF SO REQUIRED BY THE ISSUER OF THESE SHARES.

Any certificate issued in exchange or substitution for a certificate bearing such legend (except a new certificate issued upon completion of a public distribution of the securities represented thereby pursuant to an effective registration statement under the Act) shall also bear such legend unless it has been demonstrated to the satisfaction of DMI and its then-parent Ampio that the securities represented thereby need no longer be subject to the foregoing transfer restrictions.

8. Miscellaneous.

8.1 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) one business day after being sent by a nationally recognized overnight delivery service or (ii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the applicable address or facsimile number (or at such other address or facsimile number for a Party as shall be specified by like notice) set forth below:

To DMI or Ampio after the Merger:	Ampio Pharmaceuticals, Inc.
8400 East Crescent Parkway Suite 600 Greenwood Village, Colorado 80111 Attention: Donald B. Wingerter, Jr., Chief Executive Officer Facsimile: ( )

Copies to:

Richardson & Patel, LLP

9660 East Prentice Circle

Greenwood Village, Colorado 80111

Attention: Robert W. Walter, Esq.

Facsimile: (720) 221-8162

Patton Boggs LLP

1801 California Street, Suite 4900

Denver, Colorado 80202

Attention: Robert M. Bearman, Esq.

Facsimile: (303) 894-9239

To the Holder:	Attention: Facsimile:

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8.2 Entire Agreement. This Agreement supersedes and cancels any prior or contemporaneous agreements among the Parties relating to the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings between the Holder and DMI relating to the subject matter of this Agreement that are not fully expressed herein. Ampio has made no representations or warranties to the Holder and is not a party to this Agreement.

8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Successors and Assigns. This Agreement may not be assigned or transferred by any Party without the prior written consent of the other Parties. Subject to the foregoing restriction on transfer or assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, which in the case of DMI shall specifically include Ampio.

8.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without regard to conflict of law principles. Any litigation arising out of or related to this Agreement shall be instituted and prosecuted only in the U.S. District Court located in Denver, Colorado or the appropriate state court situated in Arapahoe County, Colorado. Each Party hereby submits to the exclusive jurisdiction and venue of such courts for purposes of any such action and the enforcement of any judgment or order arising therefrom. Each Party hereby waives any right to a change of venue and any and all objections to the jurisdiction of such courts.

8.6 Interpretation and Construction. The captions of the sections of this Agreement are for convenience and reference only, and shall not be held to explain, modify, amplify or aid in the interpretation, construction or meaning of this Agreement. Because DMI and the Holder are represented by counsel, any rule of construction which would construe ambiguities against the drafter shall not apply in respect of construing or interpreting this Agreement.

8.7 Expenses. Each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement. Facsimile copies of the signature page hereof shall be deemed originals and shall be binding for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first stated above.

DMI:

DMI BIOSCIENCES, INC., a Colorado corporation

By:
Bruce G. Miller, Chief Executive Officer

HOLDER:

Signature:
Print Name:

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